EXHIBIT XIX

     American Mobile

     Randy Segal                                            Direct: 703-758-6130
     Senior Vice President, General Counsel                 Fax:    703-758-6134
     and Secretary


March 22, 1999

Mr. Brian R. Winikoff
Hughes Electronics Corporation
200 North Sepulveda Boulevard
P. O. Box 956
MSA 148
El Segundo, CA 90245-0956

Dear Brian:

Reference is made to the Amended and Restated Registration Rights Agreement dated as of March 31, 1998 (the "Registration Rights Agreement") among American Mobile Satellite Corporation ("American Mobile"), Hughes Electronics Corporation ("Hughes"), Singapore Telecommunications, Ltd. ("SingTel") and Baron Capital Partners, L.P. (collectively, the "Guarantors"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Registration Rights Agreement.

In consideration of Hughes' agreement with American Mobile not to exercise its rights to "piggyback" on the Registration Statement on Form S-3 anticipated to become effective March 31, 1999, American Mobile agrees with Hughes to amend the Registration Rights Agreement as follows:

1. To extend the expiration date for exercise of the demand registration rights in Section 2.1(a) by two years, i.e. from March 31, 2005 to March 31, 2007.

2. To clarify and confirm that the rights provided in the Registration Rights Agreement are assignable by the Guarantors provided such assignee agrees to become a party to the Registration Rights Agreement.

Mr. Brian R. Winikoff
March 22, 1999
Page Two

3. To provide for one additional Demand Registration that may be exercised only by Hughes or its assignee. This additional Demand Registration Right may be exercised only after the two Demand Registration Rights presently contemplated under the Registration Rights Agreement has been exercised or if the Guarantors other than Hughes (or assignees thereof) no longer own any Registrable Securities. If this additional demand registration right is exercised, the Guarantors other than Hughes (or assignees thereof) will have piggyback registration rights for any Registrable Securities they own in accordance with Section 2.2 of the Registration Rights Agreement.

Very truly yours,

AMERICAN MOBILE SATELLITE CORPORATION


/s/ Randy S. Segal
------------------
By:     Randy S. Segal
Title:  Senior Vice President

Acknowledged and Agreed as of this 22nd day of March, 1999


SINGAPORE TELECOMMUNICATIONS, LTD.


/s/ Hoh Wing Chee
-----------------
By:     Hoh Wing Chee
Title:  CEO (International Network)

BARON CAPITAL PARTNERS, L.P.

By:     Baron Capital Management, Inc.,
        a General Partner


/s/ Morty Schaja
----------------
By:     Morty Schaja
Title:  Senior Vice President & Chief Operating Officer